Exhibit 99.2

AMENDMENT

TO THE

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

Amended and Restated Effective as of April 29, 2013

WHEREAS, OfficeMax Incorporated (“OfficeMax”) previously established the 2003 OfficeMax Incentive and Performance Plan (the “Plan”), which was last amended and restated effective as of April 29, 2013; and

WHEREAS, OfficeMax has entered into an Agreement and Plan of Merger by and among Office Depot, Inc. (the “Company”), Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax, dated as of February 20, 2013 (the “Merger Agreement”) pursuant to which a series of transactions occurred and a subsidiary of the Company merged with and into Mapleby Holdings Merger Corporation (the parent company of OfficeMax Incorporated) (the “Merger”); and

WHEREAS, in connection with the Merger, the Board of Directors of OfficeMax (or a committee thereof) approved the assumption of the Plan by the Company and provided that the Company’s Board of Director’s and/or Compensation Committee will have the authority to amend the Plan; and

WHEREAS, the Company’s Board of Directors has delegated to Elisa Garcia, Michael Allison and Richelle Aschenbrenner (the “Authorized Officers”) the authority and responsibility, individually and jointly, for amending the Plan to make any changes they determine to be necessary or desirable to reflect the Merger; and

WHEREAS, the Company desires to amend the Plan to reflect the assumption of the Plan by the Company, to adjust the various share limits in the Plan to reflect the adjustments of the stock in the Merger, to clarify the individuals who are eligible to receives grants under the Plan, and to make other amendments to reflect the Merger.

NOW, THEREFORE, the Plan is amended as follows effective on the date hereof:

1)	Section 2.8 of the Plan is hereby amended by replacing “Executive Compensation Committee” with “Compensation Committee”.

2)	Section 2.9 of the Plan is hereby amended by deleting it in its entirety and replacing it with the following:

“2.9 “Company” means OfficeMax Incorporated, a Delaware Corporation. Effective as of the Merger Effective Date, Company means Office Depot, Inc., a Delaware corporation.”

3)	Section 2 of the Plan is hereby amended by adding the following new Sections 2.14A, 2.14B and 2.14C immediately after existing Section 2.14:

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“2.14A “Merger” shall mean the merger of a subsidiary of Office Depot, Inc. with and into Mapleby Holdings Merger Corporation (the parent company of OfficeMax Incorporated) pursuant to the Merger Agreement.

2.14B “Merger Agreement” shall mean the Agreement and Plan of Merger by and among the Company, Dogwood Merger Sub Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax Incorporated, dated as of February 20, 2013.

2.14C “Merger Effective Date” shall mean the effective date of the Merger.”

4)	Section 2.17 of the Plan is hereby amended by adding the following at the end thereof:

“Effective as of the Merger Effective Date, Participant shall not include any individual who was an employee or director of Office Depot, Inc. or a subsidiary of Office Depot, Inc. immediately prior to the Merger Effective Date. All individuals who were employees or directors of Office Depot, Inc. or a subsidiary of Office Depot, Inc. immediately prior to the Merger Effective Date shall be ineligible to receive Awards under this Plan.”

5)	Section 2.26 of the Plan is hereby amended by deleting “par value $2.50 per share” effective as of the Merger Effective Date.

6)	Section 3 of the Plan is hereby amended by adding the following new Section 3.5 to the end thereof:

“3.5 Adjustment for Merger. In accordance with the adjustment provisions of Section 3.4, as a result of the Merger, all Awards outstanding as of the Merger Effective Date shall be adjusted as provided in the Merger Agreement and all share limits in Section 3.3 shall be adjusted by multiplying such limits by 2.69. With respect to the adjustment of the maximum number of shares available for grant of Awards under the Plan and the maximum number of shares that may be issued as Incentive Stock Options under the Plan as provided in Section 3.1, only the number of shares remaining available for grant as of the Merger Effective Date shall be multiplied by 2.69 to determine the adjusted remaining shares available for grant.”

7)	In all respects not above amended, the Plan is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized representative this 6 day of November, 2013.

OFFICE DEPOT, INC.

By:	/s/ Richelle Aschenbrenner
Richelle Aschenbrenner Vice President, Global Compensation, Benefits & HRIM

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